EXHIBIT 5.1

James Hardie Industries N.V.

Strawinskylaan 3077 1077 ZX Amsterdam

Amsterdam Trade Register number 34106455
Amsterdam July __, 2009
The Managing, Supervisory and Joint Boards
of Directors of James Hardie Industries, N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Ladies and Gentlemen,
1	Introduction

1.1	The undersigned hereby renders this opinion in his capacity as Senior Legal Counsel of James Hardie Industries N.V., a public company with limited liability under Dutch law (naamloze vennootschap) (the “JHINV”), regarding the issued share capital of JHINV in connection with the registration of 102,000,000 ordinary shares, par value EUR 0.59 per share, of James Hardie Industries SE as a result of the transformation of JHINV from a public limited liability corporation organized in The Netherlands (naamloze vennootschap) to a European Company (Societas Europeae (SE)) pursuant to a Merger (as defined below) of a newly-formed subsidiary of JHINV incorporated in Ireland with and into JHINV.

1.2	In this opinion letter:
a.	the “Articles” means the articles of association (statuten) of JHINV by notarial deed dated 20 August 2007, as according to information obtained from the Trade Register today, in force on the date hereof.

b.	“Deed of Incorporation” means the notarial deed of incorporation of JHINV, dated 26 October 1998 as rectified by a notarial deed dated 27 January 2009.

c.	“DCC” means Dutch Civil Code (burgerlijk wetboek).

d.	“Documents” has the meaning given thereto in paragraph 2.8. below.

e.	the “Excerpt” means an excerpt, dated ___July 2009, of the registration of JHINV in the Trade Register under number 34106455.

f.	“Form F-4” means the Form F-4 registration statement, dated the date hereof.

g.	“PLC1” means JHCBM plc., a company incorporated under the laws of Ireland.

h.	“JHINV” means James Hardie Industries N.V., a public company (naamloze vennootschap) under Dutch law.

i.	“Merger” means the merger described in the Form F-4 as Stage 1, at the occasion of

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which JHINV adopts the form of an SE (and so becomes James Hardie Industries SE, governed by Dutch law), being a merger by acquisition as described in Article 17(2)(a) of the SE Regulation, in conjunction with the NL Implementation Law and the DCC.

j.	“NL Implementation Law” means the Dutch act on implementation of the SE Regulation (Uitvoeringswet verordening Europese vennootschap).

k.	“SE” means a European company (Societas Europeae) as referred to in the SE Regulation.

l.	“SE Regulation” means Regulation (EU) nr. 2157/2001 of the Council of the European Union of 8 October 2001 on the European Company (SE).

m.	“Stage 1 Articles” means the articles of association of JHINV as to be amended in accordance with the draft in the Dutch language of which an English translation has been attached to the Form F-4.

n.	“Trade Register” means the trade register of the Chamber of Commerce of Amsterdam, the Netherlands.
1.3	Headings used in this opinion letter are for ease of reference only and shall not affect the interpretation hereof.

1.4	In rendering my opinion expressed herein, I have examined and relied upon:
a.	an electronic copy of the Form F-4.

b.	an original copy of the Excerpt.

c.	an electronic copy of the Articles.
2	Assumptions
For the purpose of my opinion expressed herein, I have made the following assumptions, the accuracy of which I have not verified:
2.1	The authenticity of all agreements, certificates, instruments and other documents submitted to me as originals.

2.2	The conformity to the original of the Form F-4 submitted to me as an electronic copy.

2.3	That the information in the Excerpt is true, accurate and complete on the date hereof.

2.4	That the Articles will be amended in accordance with the Stage 1 Articles at the occasion of the Merger.

2.5	That the Merger complies with and is executed in full observance of applicable law and does not conflict with or result in a violation of any provision of published law, rule or regulation of general application in any jurisdiction.

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2.6	That the Merger will be duly authorized by PLC1 and will be executed and formalized by any and all deeds, resolutions, agreements and other documents needed for the completion of the Merger under the SE Regulation, NL Implementation Law, the DCC and under any other applicable law and the constitutive documents of JHINV and PLC1 (the “Documents”).

2.7	That all Documents, once executed, will not be amended, supplemented, terminated, nullified, revoked, or declared null and void.

2.8	That the registered office and head office of James Hardie Industries SE will be in The Netherlands during the period it exists as an SE governed by Dutch law.

2.9	That all statutory (procedural) requirements of or in connection with the Merger (under any applicable law) will be duly observed, including but not limited to any filing and publication requirements, statutory waiting periods and any applicable rules in relation to employee involvement and/or employee consultation.
Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to me in the course of my investigation and (b) the qualifications and limitations stated hereinafter, I am of the opinion that:
3	Corporate status
JHINV has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability) and validly exists as a naamloze vennootschap (a public company with limited liability) under Dutch law.
4	Issued share capital
The shares in JHINV that are uitgegeven (validly issued), volgestort (fully paid) and zonder verdere stortingsplicht (non-assessable) at the time of the Merger will become uitgegeven (validly issued), volgestort (fully paid) and zonder verdere stortingsplicht (non-assessable) shares in James Hardie Industries SE, an SE governed by European and Dutch law, upon JHINV adopting such form at the occasion of the Merger.
5	Limitations

5.1	I express no opinion on any law other than Dutch corporate law (unpublished case law not included) as it currently stands. I express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) other than the SE Regulation.

5.2	In this opinion letter, I express no opinion on:

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a.	tax law, anti-trust law/competition law, banking/securities laws (including but not limited to any applicable stock exchange requirements), or the business merits of the Merger.

b.	any financial data contained in the Form F-4, nor on any accounting aspects or principles, nor the application thereof.
5.3	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any information examined in connection with this opinion letter except as expressly confirmed herein.

6	Final remarks

6.1	In this opinion letter, Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions.
Yours faithfully,
Diederik Jan Ex
Senior Legal Counsel

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